Exhibit 10.10

SEPARATION AGREEMENT AND RELEASE

This Agreement (“Agreement”) is entered into this 25th day of May, 2007 (the “Effective Date”) by and between Spectrum Brands, Inc. (“Spectrum”) and David A. Jones (“Jones”).

WHEREAS, Jones has been employed by Spectrum as Chairman of the Board of Directors and Chief Executive Officer; and

WHEREAS, Jones and Spectrum are parties to an Amended and Restated Employment Agreement dated October 1, 2005 (the “Employment Agreement”) and attached hereto as Exhibit A; and

WHEREAS, Spectrum and Jones have agreed that Jones will cease to be employed by Spectrum after May 23, 2007, but will continue to serve as Chairman of the Board of Directors until September 30, 2007, (at which time Jones will resign from the Board of Directors) or such earlier date as Jones resigns that position or is removed from that position; and

WHEREAS, Spectrum and Jones desire to resolve all outstanding issues or future issues of any kind and reach a full and final settlement as to the Employment Agreement and all other issues relating to Jones’s employment with Spectrum.

NOW THEREFORE, for and in consideration of the foregoing and of the terms, conditions and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Jones and Spectrum agree as follows:

I. TERMINATION OF EMPLOYMENT. Jones’s last day of employment with Spectrum was May 23, 2007.

II. ACKNOWLEDGEMENT AND CONSIDERATION. In consideration of the promises set forth herein, Spectrum will provide to Jones those payments and other remuneration set forth in Exhibit B. Jones acknowledges that he is not otherwise entitled to all of the benefits provided under this Agreement and that he understands that he will not receive all of these benefits unless he signs this Agreement and it becomes effective.

III. GENERAL RELEASE BY JONES. Except as set forth in Paragraph IV below or as otherwise set forth in this Agreement, Jones on his own behalf and for his spouse, heirs, successors, assigns, executors and representatives of any kind, hereby releases and forever discharges Spectrum, its subsidiaries, and its and their present and former employees, directors, officers and agents and each of their respective predecessors, heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown, arising prior to or on the execution date of this Agreement, including but not limited to any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with his employment or his termination of employment with Spectrum. This release specifically includes, but is not limited to, a release of any and all claims pursuant to the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Wisconsin Fair Employment Act, Wis. Stats., §§ 111.31-111.395, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., 42 U.S.C. §§ 1981-1986, the Civil Rights Act of 1991, the Americans with Disabilities Act, all claims for defamation and wrongful discharge, and any other claims whether based on contract or tort and whether under federal, state, or local law. For the avoidance of doubt, Jones acknowledges that the benefits provided in Exhibit B of this Agreement are in full satisfaction of any and all obligations of Spectrum under the Employment Agreement.

IV. CLAIMS NOT WAIVED OR RELEASED. This Agreement does not waive any claims that Jones may have (a) under any worker’s compensation law; (b) under any plan currently maintained by Spectrum that provides for retirement benefits; (c) under any law or any policy or plan currently maintained by Spectrum that provides health insurance continuation or conversion rights; (d) that Jones by law may not waive; (e) not arising out of or in connection with his relationship with Spectrum or the termination of that relationship; (f) arising out of or in connection with his status as a shareholder of Spectrum; or (g) for indemnity for third party claims against Jones for actions taken while he was an employee or director of Spectrum, as provided under Wisconsin Statutes, Spectrum’s by-laws or otherwise. Pursuant to the terms of the applicable indemnification agreements, Jones agrees to tender defense of any claims described in clause (g) of the preceding sentence, and be represented by counsel for Spectrum, unless there is a conflict of interest.

V. GENERAL RELEASE BY SPECTRUM. Except as set forth in Paragraph IV above or as otherwise set forth in this Agreement, Spectrum, on behalf of itself and the Released Parties, hereby releases and forever discharges Jones, on his own behalf and for his spouse, heirs, successors, assigns, executors and representatives of any kind and each of their respective predecessors, heirs, executors, administrators, successors and assigns, from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown arising prior to or on the date of execution of this Agreement, including but not limited to any claims, demands, rights, liabilities, and causes of action arising or having arisen out of or in connection with Jones’s employment or his termination of employment with Spectrum; provided, however, that nothing in the release set forth in this Paragraph V (i) waives any claims that Spectrum or the Released Parties may have that Spectrum and/or the Released Parties by law may not waive or (ii) affects the purported shareholder derivative action filed in the Superior Court of Fulton County for the State of Georgia on November 6, 2006.

VI. COVENANT NOT TO SUE. Jones understands and agrees that this Agreement does prohibit Jones from initiating or participating in a lawsuit against the Released

Parties for any claim released in Paragraph III and does prohibit Jones from recovering any money damages or any other moneys for himself for any claim released under Paragraph III through an action or proceeding brought by others. Jones further understands that if he violates any of the commitments he has made in this Paragraph VI or pursuant to Sections 6 or 7 of the Employment Agreement, and does not remedy any such violation promptly after written notice thereof, Spectrum may, in addition to any other remedies it may have (i) suspend the ongoing provision to Jones of the all of cash payments (other than the payment of balances credited to Jones’ SERP account prior to such suspension) described in Exhibit B, provided that all such payments instead shall be placed in escrow with Bank of America or such other Federal bank of national stature as the parties may agree pending a final resolution of any damages with respect to such claimed violation and (ii) seek to recover damages in accordance with the dispute resolution procedure set forth in Paragraph XI below.

VII. NON-DISPARAGEMENT. The parties agree not to make disparaging remarks to customers, suppliers or others about Spectrum’s business, products or employees, or about Jones. The foregoing shall not be construed to prevent a party from giving truthful testimony in any proceeding if required by law.

VIII. NON-ADMISSION. This Agreement does not constitute an admission by either party that any action they took prior to the date hereof with respect to the other was wrongful, unlawful or in violation of any statute, law or regulation. Instead, this Agreement is entered into solely for the purposes of compromise and to clarify the parties’ respective rights and obligations.

IX. NOTICES. Any notice to be given under this Agreement will be in writing, and will be deemed to have been duly given: (a) when delivered personally; (b) by facsimile, upon confirmation of receipt; (c) one day after delivery by overnight courier; or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices will be as follows:

For notices and communications to Spectrum:

Spectrum Brands, Inc.

Six Concourse Parkway

Suite 3300

Atlanta, GA 30328

Facsimile: (770) 829-6295

Attention: General Counsel

For notices and communications to Jones:

David A. Jones

7440 Wildercliff Drive

Atlanta, GA 30328

Facsimile: (770) 913-9040

X. PREVIOUS AGREEMENTS. Except as otherwise specifically provided in this Agreement, the Employment Agreement (other than Sections 6, 7 and 9 thereof) and all other agreements between the parties are hereby terminated and all rights and obligations thereunder are of no further force or effect. Jones understands and agrees that this document and Sections 6, 7 and 9 of the Employment Agreement contain the entire agreement between Jones and Spectrum relating to his employment with Spectrum, that this Agreement supersedes and displaces any prior agreements (other than Sections 6, 7 and 9 of the Employment Agreement) and discussions between Jones and Spectrum relating to such matters and that he may not rely on any such prior agreements and discussions. Without limiting the foregoing, the Summary Agreement dated May 23, 2007 between the parties is hereby terminated.

XI. GOVERNING LAW/DISPUTES/. This Agreement will be construed under and governed by the laws of the State of Wisconsin, without reference to its conflicts of law principles. Disputes arising out of this Agreement (other than actions by Spectrum to enforce its rights under Section 6 or 7 of the Employment Agreement, which shall not be subject to arbitration), will be resolved in binding arbitration pursuant to the rules of the American Arbitration Association, with the forum of such arbitration to be in Atlanta, Georgia. The parties also agree that the prevailing party will be entitled to recover costs, including attorneys’ fees, incurred in enforcing this Agreement, except as prohibited by law.

XII. VOLUNTARY AGREEMENT. Jones acknowledges and states that he has read and understands this Agreement and has entered into it knowingly and voluntarily with the assistance and upon the advice of counsel of his choice.

XIII. CONSIDERATION AND REVOCATION PERIOD. Jones hereby acknowledges that, among other rights, he is waiving and releasing any rights he may have under ADEA, that he was given a copy of this Agreement and was given twenty-one (21) days to review it and consider whether to sign it (even if he chose not to take the full twenty-one (21) days), and that he was encouraged by Spectrum to consult an attorney during said twenty-one (21) day period about this Agreement. Jones further acknowledges that the consideration given for this release of claims is in addition to anything of value to which he was already entitled and that the release does not relate to claims under the ADEA that may arise after this Agreement is executed. Jones further understands that for a period of seven (7) days following his execution of this Agreement, he may revoke this Agreement by doing so in writing and that the Agreement will remain revocable until the revocation period has expired without revocation. Any revocation must be delivered to Spectrum in accordance with the Notice provisions set forth in Paragraph IX.

X. WAIVER AND MODIFICATION. Neither this Agreement nor any term or condition hereof, including, without limitation, the terms and conditions in this

Paragraph XIII may be waived or modified in whole or in part as against Spectrum or Jones, except by written instrument duly executed, in the case of waiver, by the party waiving compliance or, in the case of a modification, by Spectrum and Jones and expressly stating that it is intended to operate as a waiver or modification, as applicable, of this Agreement.

XI. CAPTIONS. The captions set forth in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

XII. SEVERABILITY. In the event that any court or arbitration panel having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court or arbitration panel deems it reasonable and enforceable, and so limited shall remain in full force and effect together with all other provisions of this Agreement. In the event that such court or arbitration panel shall deem any such covenant or other provision wholly unenforceable, the remaining covenants or other provisions of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written below.

Spectrum Brands, Inc.		David A. Jones

By:	/s/ Kent J. Hussey	/s/ David A. Jones
Date: May 25, 2007		Date: May 25, 2007

EXHIBIT A

AMENDED & RESTATED

EMPLOYMENT AGREEMENT1

[1]

Exhibit A is Omitted. A copy of Mr. Jones’ Amended and Restated Employment Agreement dated as of October 1, 2005, has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2005.

EXHIBIT B

SUMMARY OF CONSIDERATION TO JONES

PURSUANT TO PARAGRAPH II

1. Cash Payments. Jones will be entitled to cash payments from Spectrum, as follows:

A. Base salary continuation in an amount equal to $2,118,750, paid in accordance with the following schedule:

i.	On December 1, 2007, $468,750; and

ii.	On December 30, 2007 and on the 30th day of each succeeding month (and the last day of each February) until and including September 30, 2009, $75,000.

B. Additional salary in an amount equal to $37,000, paid in accordance with the following schedule:

i.	On December 1, 2007, $18,500; and

ii.	On September 30, 2008, $18,500.

C. In the event that the Corporate performance metrics have been achieved, a bonus payment for the fiscal year ending September 30, 2007, to be paid in 2007 when bonuses are otherwise payable to Spectrum employees under Spectrum’s Management Incentive Plan, in an amount equal to the amount, if any, that Jones would have received under the Employment Agreement for that fiscal year if his employment had not been terminated before the date on which this bonus payment is made.

The cash payments described above will be made net of any Federal, state or local income, employment or other taxes required to be withheld. For this purpose and subject to applicable law, Federal income taxes on payments made in calendar year 2007 will be withheld at the rate of 35 percent. Federal income taxes will be withheld on payments made pursuant to any section of this Exhibit B in calendar years after 2007 at a rate of 25 percent until the aggregate amount of payments made in the year reaches $1,000,000; payments made during the remainder of the year will be subject to Federal income tax withholding at the rate of 35 percent.

2. Benefit Continuation. Jones will be entitled to participate in certain benefit programs maintained by Spectrum, as follows:

A. Welfare benefit plans: For the 24-month period beginning on May 24, 2007, Jones will be permitted to continue participating in the following plans at the same levels as those provided to Jones and his dependents by Spectrum on May 23, 2007, with the cost of each such benefit to be borne by Jones and Spectrum in the same proportions as they were on May 23, 2007 (provided that this Section 2.A shall not be construed to limit the ability of Spectrum to terminate or amend any of the following benefit plans so long as benefits substantially similar to those currently provided, with the same economic impact on Jones, are maintained):

i.	Medical and dental insurance;

ii.	Life insurance;

iii.	Supplemental executive life insurance;

iv.	Long-term disability insurance; and

v.	Supplemental long-term disability insurance.

vi.	Through May 22, 2009, Jones will be provided the benefits currently provided under Spectrum’s Medical Executive Reimbursement Plan. If the Plan is terminated before May 22, 2009, Jones will be provided with equivalent benefits.

In addition, during the period beginning June 1, 2009 and ending on the last day of the month in which Jones attains age 65, Jones will be entitled to participate in the aforementioned plans maintained by Spectrum (other than Item vi) to the extent that Jones timely pays the full cost of coverage under the plan or plans, except that Jones may continue coverage under the life insurance plans beyond age 65 for so long as he pays the applicable premiums and the underlying insurance contracts allow.

Jones acknowledges that the provision of medical and dental insurance coverage pursuant to Paragraph 2(A)(i) above will satisfy Spectrum’s obligations to provide continuation coverage under Code section 4980B. In all cases, reimbursements of medical and dental expenses will be made in accordance with the terms and conditions of the plans maintained by Spectrum for its employees generally and, without limiting the foregoing, to the extent that Jones is provided medical and dental coverage after the end of the period during which Spectrum would be required to provide continuation coverage under Code section 4980B, reimbursements will be made no later than the last day of the calendar year after the year in which the reimburseable expense is incurred by Jones or his dependents.

B. Supplemental Executive Retirement Plan: Jones will continue to receive the value of the benefits provided under Spectrum’s Supplemental Executive Retirement Plan (“SERP”), in accordance with the terms of the SERP, throughout the period ending on May 22, 2009. As a result, the balance credited to Jones’s account under the SERP on January 1, 2008 (i.e., approximately $1,342,914.97) will be paid to Jones on that date, and the annual credit of $135,000 that would otherwise have been credited to Jones’s account under the SERP on October 1, 2008 will be paid directly to Jones on that date. Each of these payments will be made net of any Federal, state or local income, employment or other taxes required to be withheld.

3. Restricted Stock. Any restrictions still in effect with respect to any outstanding shares of restricted stock awarded to Jones prior to the date hereof will lapse on May 23, 2007. Spectrum will, however, retain that number of shares having an aggregate fair market value as of May 23, 2007 equal to the amount of Federal, state and local income, employment and other taxes required to be withheld as a result of the lapsing of these restrictions. The total amount of this withholding obligation is $1,930,037.78 and Jones surrendered a total of 232,095 shares to satisfy this obligation.

4. Stock Options. Any unvested stock options issued to Jones outstanding as of May 23, 2007 were forfeited to Spectrum on May 23, 2007. All vested stock options will remain exercisable by Jones until May 22, 2008 in accordance with the terms of the agreements evidencing the awards of the stock options.

5. Other Benefits. Spectrum will provide Jones with the following other benefits:

A. Jones will be entitled to purchase his company-provided car for the residual value of the car on the Effective Date (which is estimated to be $41,013.08 plus applicable tag, title and transfer taxes) per the applicable lease contract.

B. Spectrum will provide financial planning and tax preparation assistance for Jones through PricewaterhouseCoopers through May 22, 2009.

C. To the extent not otherwise provided under Paragraph 6 of this Exhibit B, Jones will continue to be entitled to all indemnification and liability insurance protection to the extent afforded generally to former officers of Spectrum.

D. Through May 22, 2009, Jones will be provided the same cell phone and Blackberry service (with the same phone numbers and email addresses) as he currently has.

E. Spectrum hereby transfers to Jones the personal computer equipment located in Jones’ Atlanta and Naples, Florida residences.

6. Director Benefits. In connection with his service as a director, Jones will be entitled to reimbursement of direct expenses arising out of his duties as a director, indemnification and liability insurance to the same extent provided to all other directors and after he ceases to serve as a director, all of the foregoing to the extent provided to former directors.